UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 22, 2005

ACTION PERFORMANCE
COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Arizona	0-21630	86-0704792

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1480 South Hohokam Drive, Tempe, Arizona	85281

(Address of Principal Executive Office)	(Zip Code)
(602) 337-3700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     As previously disclosed, on July 28, 2005 Herbert M. Baum was appointed Executive Chairman of the Company. On August 2, 2005 the Compensation Committee of the Board of Directors approved the terms of Mr. Baum’s compensation arrangements and agreed to enter into an Employment Agreement with Mr. Baum effective August 15, 2005. Mr. Baum and the Company finalized and executed the Employment Agreement on August 22, 2005, the date on which the Board approved Amended and Restated Bylaws creating the position of Executive Chairman. Pursuant to the Employment Agreement, Mr. Baum will receive an annual base salary of $180,000. In addition, Mr. Baum will receive an option to acquire 100,000 shares of Action Performance common stock. The Employment Agreement provides for severance payments to Mr. Baum in the event he terminates his employment for good reason (as defined in the Employment Agreement), is terminated by the Company without cause (as defined in the Employment Agreement) or upon certain termination events following a change of control (as defined in the Employment Agreement).
     The description of the Employment Agreement with Herbert Baum is not complete and is qualified in its entirety by the full text of such document, which is filed as Exhibit 10.1, and incorporated by reference herein.
     The stock award made to Mr. Baum is being made under an exemption to the shareholder approval requirements of the NYSE relative to awards granted to newly hired officers or employees.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year
     As noted above, on August 22, 2005, the Board of Directors amended and restated Action Performance’s bylaws. The bylaws were amended to create the officer position of Executive Chairman and to clarify the authority of various officer positions.
     A copy of the Bylaws is attached to this Form 8-K as Exhibit 3.1.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits

3.1	Amended and Restated Bylaws of Action Performance Companies, Inc.

10.1	Employment Agreement between Herbert M. Baum and Action Performance Companies, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2005
ACTION PERFORMANCE COMPANIES, INC.

	/s/	David M. Riddiford

	By:	David M. Riddiford
Chief Financial Officer, Secretary and Treasurer